UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GYRODYNE, LLC

(Exact name of registrant as specified in its Trust Instrument)

New York	46-3838291
(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

1 Flowerfield, Suite 24, St. James, New York	11780
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common shares representing limited liability company interests	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12 (g) of the Act:

(Title of class)

Item 1. Descriptions of Registrant’s Securities to be Registered.

The securities to be registered hereby are the common shares representing limited liability company interests in Gyrodyne, LLC.

Reference is made to Gyrodyne, LLC’s Registration Statement on Form S-4 (File No. 333-191820), which was filed with the SEC on October 21, 2013 and amended by Amendment No. 1 thereto filed with the SEC on May 8, 2014, Amendment No. 2 thereto filed with the SEC on June 17, 2014, Amendment No. 3 thereto filed with the SEC on June 25, 2014 and Amendment No. 4 thereto filed with the SEC on June 26, 2014, and declared effective by the SEC on June 27, 2014 (the “Registration Statement”). The Registration Statement relates to, among other things, the common shares representing limited liability company interests in Gyrodyne, LLC to be issued, in connection with the merger of Gyrodyne Company of America, Inc. (the “Corporation”) and Gyrodyne Special Distribution, LLC (“GSD”) with and into Gyrodyne, LLC, to holders of (i) common stock of the Corporation, (ii) common shares of GSD, and (iii) interests in certain notes issued by the Corporation.

The description of the Gyrodyne, LLC common shares contained in the sections of the Registration Statement entitled "The Proposal: Authorization of the Plan of Merger--Description of Gyrodyne, LLC Shares; “--Amended and Restated Limited Liability Company Agreement of Gyrodyne, LLC”; and “--Comparison of Rights of Gyrodyne Shareholders and Holders of Gyrodyne, LLC’s Shares” are incorporated herein by reference. The description of the Gyrodyne, LLC common shares is qualified in its entirety by reference to the full text of the Amended and Restated Limited Liability Company Agreement of Gyrodyne, LLC, a copy of which is filed as Exhibit 3.1 to this Form 8-A.

 Item 2. Exhibits.

The following exhibits are filed as part of this Form 8-A:

Exhibit No.	Description

3.1	Amended and Restated Limited Liability Company Agreement of Gyrodyne, LLC

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GYRODYNE, LLC By: /s/ Frederick C. Braun III Name: Frederick C. Braun III Title: President and CEO

Dated: August 31, 2015

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement on Form 8-A:

Exhibit No.	Description

3.1	Amended and Restated Limited Liability Company Agreement of Gyrodyne, LLC